UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 8, 2008

River Hawk Aviation, Inc.
(Exact name of Registrant as specified in charter)

Nevada	0-30440	22-3537927
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

3103 9th Avenue Drive, Hickory, NC 28601 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (231) 946-4343

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Section 1 – Registrant’s Business and Operations

Item 1.02 Termination of Material, Definitive Agreements.

On October 8, 2008, River Hawk Aviation, Inc. (“River Hawk” or the “Company”), and Lenny Dykstra terminated a (i)  Public Relations and Marketing Agreement and (ii) a Business Development Agreement, which the parties originally entered into, and announced, in August 2008, due to the inability of the parties to meet required terms and conditions in a timely manner.

Under the two-year Public Relations and Marketing Agreement, Mr. Dykstra was obligated to identify catalysts and value propositions as in relation to the Company’s financial growth strategy and to facilitate the communication of the Company’s aircraft management and charter services to its target market, clients, and vendors.  In exchange, the Company had agreed to issue two million (2,000,000) shares of Series A Preferred Convertible Stock of the Company.   The parties have not provided the aforementioned consideration, and mutually consider these obligations to be terminated.

Under the one-year Business Development Agreement, Mr. Dykstra agreed to facilitate the growth of the Company’s customer base and vendor base, and to strategically attract joint venture candidates.  In exchange, the Company agreed to issue one million (1,000,000) shares of common stock of the Company and to register the shares on Form S-8.  The parties have not provided the aforementioned consideration, and mutually consider these obligations to be terminated.

Additionally, on October 8, 2008, River Hawk and CGL Properties, LLC (“CLG”), terminated their Equity Purchase Agreement prior to its closing, due to concerns revealed in conducting due diligence of the transaction.  The Equity Purchase Agreement proposed that River Hawk would purchase seventy-five percent (75%) of CGL in exchange for River Hawk’s commitment to fund the refurbishment of a GII SP jet aircraft held in CLG.  Mr. Dykstra is the one hundred percent (100%) owner of CGL and, had the parties completed the agreement, would have retained twenty-five percent (25%).  As a result of the termination, the parties’ obligations under the agreement are cancelled.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 8, 2008, Lenny Dykstra submitted, and River Hawk accepted, Mr. Dykstra’s resignation from the Board of Directors (the “Board”) of the Company.   Mr. Dykstra’s resignation is in connection with the termination of several agreements involving Mr. Dykstra and River Hawk, as detailed in Item 1.02, above, and does not arise from any disagreement on any matter relating to the Company’s operations, policies or practices, nor regarding the general direction of the Company.  Mr. Dykstra had served on the Board since August 12, 2008.  The Company does not intend to fill the vacated seat on the Board at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                     RIVER HAWK AVIATION, INC.
(Company)

/s/   Calvin Humphrey______________
By: Calvin Humphrey
Its: President, CEO
Date: October 12, 2008